Exhibit 10.1

Employment Agreement

THIS AGREEMENT (the “Agreement”) is entered into by and between Chrystal Louis (the “Executive” or “you”) and TScan Therapeutics, Inc. (the “Company”), a Delaware corporation, as of the date all parties hereto have signed the Agreement.

1.
Duties and Scope of Employment.
(a)
Position. The Company agrees to employ the Executive in the position of Chief Medical Officer or in such other position as the Company subsequently may assign to the Executive (the “Employment”). The Executive shall report to the Chief Executive Officer.
(b)
Obligations to the Company. During his or her Employment, the Executive (i) shall devote his or her full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create an actual or perceived conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time.
(c)
Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other persons or entities as Company may, in writing, designate or permit; (ii) serving, with the prior written consent of the Board of Directors of the Company (“the “Board”), which consent shall not be unreasonably withheld, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing business, charitable, educational, religious, or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Executive's personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive's duties and responsibilities hereunder.
(d)
Notwithstanding the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), the definition of “Competing Business” under Section 4 of the PIIA is further modified herein to include only businesses or enterprise that develop, manufacture, or market any products, or perform any services as it relates to the development of T cell receptor (TCR)-engineered T cell therapies (TCR-T).
(e)
Notwithstanding Executive’s obligations under Section 4(d) of the PIIA, after Executive’s termination from the Company, nothing herein shall preclude Executive from providing services to a Competing Business as long as Executive is not acting in Any Capacity in or with respect to any division, group or unit of a Competing Business as it relates to the development of TCR and TCR-T.
(f)
No Conflicting Obligations. Executive represents and warrants that Executive is not under any contractual or other obligations to any other corporate entity, firm, organization, or person which would prevent, limit, or impair in any way Executive’s employment with the Company, the performance by Executive of the duties of Executive’s position with the Company, or Executive’s obligations under this Agreement.
(g)
Definitions. Certain capitalized terms are defined in Section 10.
2.
Cash and Incentive Compensation.

(a)
All payments referenced in this Agreement are subject to applicable tax withholdings and authorized or required deductions.
(b)
Base Salary. The Company shall pay the Executive as compensation for his or her services a base salary at a gross annual rate of $495,000 (as may be adjusted, the “Base Salary”). Such salary shall be payable in accordance with the Company’s standard payroll procedures and shall be subject to adjustment pursuant to the Company’s executive compensation policies in effect from time to time.
(c)
Starting Bonus. You will receive a one-time payment in the amount of

$45,000, less legally required tax withholdings, which will be paid in the first regular payroll date following your commencing employment. If you leave the Company for any reason within twelve

(12) months of receiving this starting bonus, you will be required to repay this payment in full.

(d)
Bonus. You will be eligible for an annual retention and performance bonus of up to 40% of your Base Salary (the “Target Bonus”), subject to continued employment through the end of the fiscal year and achievement of targets that you and your supervisor will jointly develop for approval by the Board or its Compensation Committee (the “Committee”). Performance bonus goals and attainment of such goals will be evaluated and approved by the Committee following the end of the fiscal year and only after the Company’s financial results have been determined and audited, and no bonus will be earned prior to that time. To the extent a Target Bonus is earned, it will be paid on an annual basis, with such payment to be paid out in the year following the end of the applicable fiscal year, generally by the following March 15. Bonus earned under this Agreement relative to 2024, if any, will be prorated based on your start date. To be eligible to earn any Target Bonus, Executive must be employed by the Company at the time any such Target Bonus payment is otherwise owed to Executive, except upon Involuntary Termination as defined in this Agreement and pursuant to the terms and conditions set forth under Section 5 below. The determinations of the Board or Committee with respect to your Target Bonus will be final and binding.
(e)
Equity. In connection with the commencement of the Executive’s employment and subject to approval by the Board or Committee, Executive shall be granted an option to purchase 380,000 shares of the Company’s common stock (“Initial Option Grant”). Subject to the approval by the Board or Committee, the date of such Initial Option Grant is anticipated to be the first day of the month after the commencement of the Executive’s employment and the exercise price for such Initial Option Grant shall be the closing price of the Company’s stock on the date of the Initial Option Grant. Subject to approval by the Board or Committee, such Initial Option Grant shall begin to vest starting on the date of the commencement of the Executive’ employment and shall vest in accordance with the terms of the applicable equity stock plan and/or stock agreement, the terms of which shall govern the Initial Option Grant. In addition, Executive will be eligible for periodic grants of incentive stock options and/or restricted shares as may be approved by the shareholders, the Board, or a designated committee of the Board, in all instances subject to the applicable equity incentive plan and stock agreement.
3.
Benefits. During his or her Employment, the Executive shall be eligible for:
(a)
Executive will be eligible to participate in all employee benefit programs established by the Company that are applicable to executive personnel such as medical, pension, disability, and life insurance plans on a basis commensurate with Executive’s position and in accordance with the Company’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.
(b)
Paid time off in accordance with the Company’s PTO policy, as in effect from time to time.

(c)
The Company will reimburse Executive in accordance with Company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure. In no case shall any reimbursement be made later than December 31st of the year following the calendar year in which such expense is incurred.
4.
Terms of Employment.
(a)
Employment at Will. The Executive’s employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s Employment at any time and for any reason or no reason, with or without notice, subject to the rights and obligations set forth in this Agreement.
(b)
Rights upon Termination. Except as expressly provided in Section 5 below, upon the termination of the Executive’s Employment for Cause, Death, or Disability, the Executive shall only be entitled to (i) unpaid salary and unreimbursed expenses due as of the last day of employment, and (ii) any amounts payable under any of the Company’s benefit plans, programs, or policies, in accordance with the terms of those plans, programs, or policies (the “Accrued Obligations”).
5.
Termination Benefits.
(a)
In the instance of voluntary resignation, or termination for Cause, Death, or Disability, Executive will be paid all Accrued Obligations at or around the Separation date, in accordance with applicable law.
(b)
Involuntary Termination (outside of Change In Control). If you are subject to an Involuntary Termination outside of a Change in Control, then you will be entitled to payment of the Accrued Obligations. In addition, you will be entitled to Severance Benefits, as follows:
(i)
Severance Payments. The Company will continue to pay you the Base Salary for twelve (12) months following the effective date of your Separation (the “Severance Period”). The Company will also pay Executive’s full outstanding Target Bonus for the prior year (if not already paid at the time of termination or resignation) pursuant to Section 2(d). The salary continuation payments will commence on the first payroll date following expiration of the applicable revocation period of the release provided for in Section 5(d), but not later than 60 days following Separation, and thereafter on the Company’s normal payroll schedule; provided, however, if the 60-day period begins in one calendar year and ends in a second calendar year, the foregoing payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall begin to be paid in the second calendar year by the last day of such 60-day period.
(ii)
COBRA Benefits. If you and/or dependents timely elect and are eligible to continue receiving group medical, dental, and/or vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company will make contributions towards the cost of COBRA coverage for you through the end of the Severance Period (the “Covered Period”), with such contributions to be determined on the same basis as the Company’s contribution to the Company-provided medical, dental and vision insurance coverages in effect for an active employee with the same coverage elections, and you shall be responsible for any remaining costs of such COBRA coverage during the Covered Period. If you become eligible to participate in Medicare or a new group health plan (whether you elect coverage under the new group health plan or not), the Company’s continued contributions toward COBRA coverage shall end when the new eligibility begins. The Company’s contributions to the cost of COBRA coverage (but not your eligibility for COBRA coverage at your own expense) shall cease if paying the contributions is deemed reasonably likely to result in penalties to the Company or other participants in the medical, dental and vision plans or in taxation of any medical, dental or vision plan participant (other than taxation of you up to the value of the premiums paid). After the Company’s obligation to make contributions towards COBRA premiums ends, you shall be responsible for paying all premium costs and applicable administration fees for as long as, and to the extent that, you remain eligible for and elects COBRA continuation coverage.
(c)
Involuntary Termination (Change in Control). If you are subject to an Involuntary Termination in the three (3) months immediately prior to or in the twelve (12) months immediately following a Change in Control, then you will be entitled to payment of the Accrued Obligations. In addition, you will be entitled to the following Severance Benefits:
(i)
Lump Sum Cash Award. The Company will pay you a lump sum cash payment equal to (i) one (1) times the (x) Base Salary plus (y) annual Target Bonus and (ii) your pro-rata (number of days worked in in the fiscal year of Separation over 365) Target Bonus.
(ii)
Equity Awards. All of your outstanding and unvested stock option and equity awards shall be 100% vested and non-forfeitable.

(d)
Conditions for Payment. The Severance Benefits described in Sections 5(b) and 5(c) herein shall not be paid or awarded unless you (i) have returned all Company property in your possession or under your control, and (ii) have executed and have not rescinded a general release of all claims that you may have against the Company or persons affiliated with the Company in a standard form acceptable to the Company (a “Release”) in accordance with the terms set forth in the Release. If you fail to return the release within the time frame set forth in the Release (the “Release Deadline”), or if you revoke the Release, then you will not be entitled to Severance Benefits. The Company’s obligation to make payments during the Severance Period will cease immediately upon your material breach of the PIIA (described in Section 7, below).
6.
Documents and Company Property. The Executive is prohibited from keeping in his or her possession in any way any correspondence, documents, other information carriers, copies thereof, and other goods made available by the Company or its affiliates to him or her (including, but not limited to, credit cards, mobile communication devices, keys, documents, handbooks, financial data, plans, USB sticks or other information carriers, access cards and laptop computer), except to the extent that this is necessary for the performance of his or her work for the Company. In any event, the Executive is obliged to immediately hand over such documents and other goods made available to him or her upon the Company’s request, at the end of this Agreement, or upon suspension of his or her active duties for any reason. Notwithstanding the foregoing, Executive may retain documents relating to his or her own employment and compensation.
7.
Affirmation of Proprietary Information and Inventions Agreement. Like all Company executives, Executive shall be required, as a condition of employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit A. In the event of an Involuntary Termination in connection with a Change in Control, the non-compete and non-solicitation restrictive covenants of the PIIA shall be null and void. For the purpose of this Employment Agreement, the PIIA is further modified to reflect the definition of “Competing Business” as set forth in Section 1(d) above.
8.
Successors.
(a)
Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
(b)
Executive’s Successors. Any rights relating to payments owed to the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
9.
Indemnification. During your employment by the Company and at all times thereafter, regardless of the reason for termination, as permitted by its articles of incorporation and by applicable law, the Company shall indemnify you and hold you harmless against any cost, fee, expense, fine or penalty to which you may be subject as a result of serving as an employee or officer of the Company or member of its Board and provide for you to be covered by the insurance or other indemnity policy applicable to officers or directors of the Company as well as enter into any separate indemnification agreement that the Company may enter into with members of the Board.
10.
Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:
(a)
Cause. The term “Cause” shall mean any of the following:
(i)
Executive’s indictment for, or conviction of, any felony;
(ii)
Executive’s indictment for, or conviction of, a crime involving moral turpitude; Executive’s commission of any willful or intentional act involving dishonesty or fraud with respect to the Company;
(iii)
willful or intentional conduct tending to bring the Company into public disgrace or disrepute;
(iv)
Executive’s failure or refusal to perform material duties consistent with Executive’s position, as reasonably directed by the Company, which failure or refusal is not cured (if curable) within fifteen (15) days after written notice thereof to the Executive;
(v)
Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board or its designee to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation;
(vi)
any intentional act or intentional omission aiding or abetting a competitor of the Company;
(vii)
Executive’s commission of misconduct or negligence with respect to the performance of Executive’s duties for the Company; or
(viii)
Executive’s material breach of this Agreement or of any written policy adopted by or applicable to the Company of which Executive has actual notice, including, but not limited to, confidentiality, conflicts of interest, or standards of business conduct.

(b)
Change in Control. The term “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

(c)
Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)
Disability. The term “Disability” shall mean that the Executive is, due to illness, accident or any other physical or mental impairment, unable to perform, with or without an accommodation in accordance with applicable law, the essential functions of Executive’s duties to the Company for a period of 60 consecutive days or for a total of 120 days (whether or not consecutive) in any twelve (12)-month period, as determined by a healthcare provider reasonably selected by the Company.

(e)
Involuntary Termination. The term “Involuntary Termination” shall mean either the Executive’s (i) Termination Without Cause or (ii) Resignation for Good Reason.
(f)
Resignation for Good Reason. The term “Resignation for Good Reason” means a Separation as a result of the Executive’s resignation within 12 months after one of the following conditions has come into existence without the Executive’s consent:
(i)
a material diminution in your Base Salary, Target Bonus percentage, or other compensation payable herein (except for across- the-board reductions affecting the Company’s similarly situated employees generally);
(ii)
a material diminution in your title, duties, authority, or responsibilities within the Company or any change in Executive’s reporting line to anyone other than the Chief Executive Officer or the Board;
(iii)
the Company’s material breach of this Agreement or any written other agreement between Executive and the Company;
(iv)
any directive that Executive act in a manner violative of law,

rule, or regulation; or

(v)
any directive that Executive act in a manner violative of

Executive’s professional medical obligations.

A Resignation for Good Reason shall not be deemed to have occurred unless the Executive gives the Company written notice of the condition within 60 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving the Executive’s written notice.

(g)
Separation. The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.
(h)
“Termination Without Cause” The term “Termination without Cause” means a Separation as a result of a termination of the Executive’s employment by the Company without Cause.
11.
Tax Matters.
(a)
Section 409A.
(i)
It is intended that any payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment.
(ii)
Executive is advised to consult with Executive’s own tax and legal advisors with respect to the application of Section 409A to this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments, whether pursuant to the Code or any other federal, state, local, or foreign tax law or regulation. The Executive shall be solely responsible, and neither the Company nor any of its affiliates, advisors, or agents shall have any liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A with respect to any amounts payable under this Agreement or any damages for failing to comply with Section 409A, and Executive agrees not to make any claim against the Company or the Board, or any agent of or advisory thereto, related to tax liabilities arising from his or her compensation.
(iii)
If, at any time Executive becomes entitled to payments, Executive is a “specified employee” (as defined under and determined in accordance with Section 409A), then no payment considered deferred compensation under Section 409A that is payable as a result of Executive’s separation from service (as defined under and determined in accordance with Section 409A), shall be paid to Executive until the business day that is at least six (6) months following Executive’s separation from service (except in the event of Executive’s death during such six (6)-month period) if and to the extent such delay is required under Section 409A. Any such payment that would otherwise have been paid to Executive during this six (6)-month period shall instead be aggregated and paid to Executive in a lump sum, such payment to be made on the business day that is at least six

(6) months after Executive’s separation from service. Any payments after such date shall not be affected by this provision.

(b)
280G. Parachute Payments. If any payment or benefit that you would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a

“parachute payment” within the meaning of Section 280G of the Code, and

(ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount”

shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that the reductions pursuant to this Section 11(b) exceed payments that are subject to Section 409A of the Code, the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments. The Company’s determinations hereunder shall be final, binding and conclusive on all interested parties.

12.
Miscellaneous Provisions.
(a)
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered via email to a Company domain email address or, following the Separation, to the Executive’s personal email address on file with Human Resources, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)
Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)
Whole Agreement. Except for the PIIA and the Company’s Code of Conduct, both of which shall remain in full force and effect in accordance with their terms, this Agreement supersedes and replaces any prior agreements, representations, or understandings (whether written, oral, implied or otherwise) between the Executive and the Company and constitutes the complete agreement between the Executive and the Company regarding the subject matter set forth herein.
(d)
Choice of Law. In interpreting, construing, or enforcing all terms of this Agreement, the Company and Executive agree that the law of the Commonwealth of Massachusetts shall control Massachusetts (except its provisions governing the choice of law), as the Company and Executive have a material connection to the Commonwealth of Massachusetts and application of a single state’s law will permit a uniform and consistent interpretation of the provisions of this Agreement to all persons who occupy similar positions with the Company and are subject to similar agreements. The exclusive venue for litigation of any disputes concerning, related to, or arising out this Agreement or Executive’s employment with the Company shall be the Business Litigation session of the Massachusetts courts (or in Middlesex County if the court determines that the Business Litigation session does not have jurisdiction) or federal courts located in Boston, Massachusetts, and Executive hereby consents to exclusive personal jurisdiction in those courts over Executive for such litigation; at its discretion, however, the Company may choose another court that otherwise has jurisdiction over Executive.

(e)
Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE, AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.
(f)
Severability and Survivability. If any court of competent jurisdiction determines that any provision of this Agreement is unenforceable, the Parties agree that the court should modify the provision to the minimum extent necessary to render said provision enforceable and enforce it as so modified. If any court of competent jurisdiction determines that any provision of this Agreement is unenforceable and cannot be modified to be enforceable, that provision shall become void, leaving the remainder of the Agreement in full force and affect. The provisions of this Agreement are applicable irrespective of any termination of Executive’s employment, whether by the Company or by Executive, whether voluntary or involuntary, for cause or without cause, and irrespective of any other termination or expiration of this or any other written or oral agreement or arrangement with the Company. The Company reserves all remedies which it may have at law or in equity including, without limitation, injunctive relief. Executive acknowledges that the Company has the right to seek such relief, and Executive also agrees that the Company may do so without the necessity of proof of actual damage and without the requirement to post bond or other security.
(g)
No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
(h)
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

TScan Therapeutics, Inc.

Signature:	/s/ Gavin MacBeath
Name:	Gavin MacBeath
Title:	CEO
Date:	4/4/2024

Signature:	/s/ Chrystal Louis
Name:	Chrystal Louis
Date:	4/4/2024

Exhibit A: Proprietary Information and Inventions Agreement